10F-3 Report
CGCM Small Capitalization Value Investments
	3/1/2013		through	8/31/2013

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
Jones Energy, Inc.	Delaware	7/24/2013	JP Morgan	12,000,000	11,200.00	15.000